CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 8 to the Registration Statement of BioVie, Inc. on Form S-1A to be filed on or about November 22, 2019, of our report dated September 25, 2019, except for Note 1 (Reverse Stock Split) as to which date is November 22, 2019, on our audit of the financial statements as of June 30, 2019 and for the year ended June 30, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP

Iselin, New Jersey

November 22, 2019